UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                DUANE READE INC.
                                ----------------
                (Name of Registrant as Specified In Its Charter)

                         -------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
          (1)  Title of each class of securities to which transaction applies:
               ___________
          (2)  Aggregate number of securities to which transaction applies:
               __________
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
               ______________
          (4)  Proposed maximum aggregate value of transaction: ______________
          (5)  Total fee paid: ____________

[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          (1)  Amount Previously Paid: ____________
          (2)  Form, Schedule or Registration Statement No.: ____________
          (3)  Filing Party: __Duane Reade Inc.___
          (4)  Date Filed: _____December 23, 2003__________


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For:                   Duane Reade Inc.

Approved By:           John Henry
                       (212) 273-5746
                       SVP, Chief Financial Officer

Contact:               Cara O'Brien/Lila Sharifian
                       Press: Stephanie Sampiere
                       (212) 850-5600
                       Financial Dynamics

For:                   Oak Hill Capital Partners, L.P.
                       Oak Hill Capital Management Partners, L.P.

Contact:               Mike Pascale/Rhonda Barnat
                       Abernathy MacGregor Group
                       (212) 371-5999

FOR IMMEDIATE RELEASE
---------------------

       DUANE READE INC. TO BE ACQUIRED BY OAK HILL CAPITAL PARTNERS, L.P.

           New York, New York, December 23, 2003 - Duane Reade Inc. (NYSE: DRD) today announced that it has entered into a definitive merger agreement to be acquired by an affiliate of Oak Hill Capital Partners, L.P.

           Under the terms of the merger agreement, Duane Reade's stockholders will receive $17.00 per share in cash. The purchase price represents a 22.8% premium over the average closing price of Duane Reade's common stock for the last thirty (30) trading days. Yesterday's closing price was $15.22. The aggregate value of the merger transaction exceeds $700 million, including the repayment of indebtedness.

           Anthony Cuti, Duane Reade's Chairman, CEO and President will continue in such capacities following the merger. Mr. Cuti stated, "We are confident that this agreement delivers excellent value to our stockholders while allowing us to effectively confront near-term industry challenges by affording us a degree of flexibility that we would not have as a public company. We believe the partnership with Oak Hill will provide an opportunity to investigate new avenues to improve the business, while maintaining our leadership position in the metro New York market. Our customers, employees and business associates should be assured that this will be a seamless transaction."


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           Andrew J. Nathanson, Managing Partner of Oak Hill Capital Management,
Inc., said, "We look forward to partnering with Duane Reade and its management team led by Tony Cuti. Oak Hill is committed to supporting Duane Reade's pursuit of its strategic goals."

           The transaction was unanimously approved by the independent members of Duane Reade's board of directors. Bear, Stearns & Co. Inc. acted as financial advisor to the company in connection with the proposed transaction.

           The equity financing necessary for the merger will be provided by Oak Hill Capital Partners, L.P. and an affiliate equity fund, Oak Hill Capital Management Partners, L.P. The debt financing will be provided by Banc of America Securities LLC which also acted as financial advisor to Oak Hill. Mr. Cuti and certain other senior members of management will, at the closing of the transaction, have equity interests in the acquiring entity.

           The closing of the transaction is subject to certain terms and conditions customary for transactions of this type, including receipt of stockholder and regulatory approvals and the proceeds of the financing.

           A special meeting of Duane Reade's stockholders will be scheduled as soon as practical following preparation and filing of the proxy materials with the Securities and Exchange Commission. The parties currently anticipate consummating the merger in the second calendar quarter of 2004.

           Duane Reade will hold a conference call tomorrow, Wednesday, December 24, 2003, at 9:00AM Eastern Time to discuss this announcement. A live web cast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com) and a replay of the call will be archived on the website until January 16, 2004. A press release providing further details for the call will be distributed today.

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photo finishing. As of September 27, 2003, the company operated 239 stores. Duane Reade maintains a web site at http://www.duanereade.com.

           Oak Hill Capital Partners, L.P. and related partnerships, founded by Robert M. Bass and the firm's principals, manage approximately $10 billion of capital across multiple asset classes, including private equity, special situations, high yield and bank debt, public equity exchange, venture capital and real estate. Oak Hill Capital Partners, L.P. represents $1.6 billion of committed equity capital. Recent investments include Align Technology, Progressive Moulded Products, TravelCenters of America and WideOpenWest. Since 1986, Mr. Bass and the partnership's principals have invested in over 50 transactions in a broad range of industries, including American Savings Bank


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(Washington Mutual), Bell & Howell Company, Wometco Cable Corporation, Williams
Scotsman, Stage Stores and Oreck Corporation.

IMPORTANT INFORMATION

In connection with the transaction, Duane Reade intends to file relevant materials with the Securities and Exchange Commission ("SEC"), including a proxy statement and the acquiring entities will file other relevant documents with the SEC. BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, HOLDERS OF DUANE READE COMMON STOCK ARE URGED TO READ THEM, IF AND WHEN THEY BECOME AVAILABLE. When filed with the SEC, they will be available for free (along with any other documents and reports filed by Duane Reade with the SEC) at the SEC's website, www.sec.gov, and Duane Reade stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Duane Reade. Such documents are not currently available.

PARTICIPANT INFORMATION

           Rex Corner Holdings, LLC, Rex Corner Holdings, Inc. and Rex Corner Acquisition Corp. were formed as the acquiring entities at the direction of the equity sponsors, which currently include Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P. and certain members of Duane Reade's management. Andrew J. Nathanson and Tyler J. Wolfram are the initial directors of each newly formed Delaware corporation. These entities and their directors and officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. As of the date of this communication, Mr. Nathanson has an indirect interest (through his participation in an investment partnership) of less than 1% in the outstanding shares of the common stock of Duane Reade and none of the other foregoing participants has any direct or indirect interest, by security holdings or otherwise, in Duane Reade.

           Duane Reade and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for Duane Reade's 2003 annual meeting of stockholders filed with the SEC on April 10, 2003 and the Form 4s filed by Duane Reade's directors and executive officers since April 10, 2003. Stockholders may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the proposed transaction when it becomes available.

           This document may contain statements, estimates or projections that constitute "forward-looking" statements as defined under U.S. federal securities laws. Generally the words "believe," "expect," "intend," estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical experience and present expectations or projections. A list and description of some of the risks and


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uncertainties can be found in Duane Reade's reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.
Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.
























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